SECOND AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

DIAMOND HILL FUNDS,

ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B,

AND

STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this “Amendment”) dated February 10, 2016 is between Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

WHEREAS, the Funds and State Street both desire to amend Schedule B;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendment. Schedule B (Funds) to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule B attached to this Amendment.

3. Representations and Warranties. Each party hereto represents and warrants that (a) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; and (c) this Amendment constitutes a legal, valid, and binding obligation enforceable against it.

4. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect.

5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6. Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Second Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of its series as listed on Schedule B, severally and not jointly		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Thomas E. Line	By:	/s/ Gino L. Timperio
Name:	Thomas E. Line	Name:	Gino L. Timperio
Title:	Chief Executive Officer	Title:	Senior Managing Director

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated March 1, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
Diamond Hill Small Cap Fund	31-1744015	31-Dec
Diamond Hill Small-Mid Cap Fund	05-0629738	31-Dec
Diamond Hill Mid Cap Fund	46-3858300	31-Dec
Diamond Hill Large Cap Fund	31-1778061	31-Dec
Diamond Hill Select Fund	05-0629736	31-Dec
Diamond Hill Long-Short Fund	31-6644613	31-Dec
Diamond Hill Financial Long-Short Fund	31-6547095	31-Dec
Diamond Hill Corporate Credit Fund f/k/a Diamond Hill Strategic Income Fund	42-1550571	31-Dec
Diamond Hill Research Opportunities Fund	45-3529930	31-Dec
Diamond Hill High Yield Fund	47-5451062	31-Dec